Exhibit 3.1.7
                              STATE of DELAWARE

                    RESTATED CERTIFICATE of INCORPORATION
                                      of
                        JACK HENRY & ASSOCIATES, INC.

      At a meeting of the Board of Directors of Jack Henry & Associates, Inc. held on August 26, 2003, a resolution was duly adopted setting forth a proposed restatement of the Certificate of Incorporation of said corporation and declaring said restatement to be advisable. The Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

      The restatement merely restates and integrates but does not further amend the Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this restated certificate. The capital of said corporation shall not be reduced under or by reason of this restatement.

      The original Certificate of Incorporation of Jack Henry & Associates, Inc. was issued by the Secretary of State of Delaware on October 4, 1985.

      The resolution adopted by the Board of Directors restating the Certificate of Incorporation is as follows:

           RESOLVED, that the Board of Directors finds it advisable and convenient to restate but not amend the Certificate of Incorporation of the corporation, and that the Restated Certificate of Incorporation shall be as follows:

           FIRST:    This corporation is organized  and will exist under  the
 laws of the State of Delaware.

           SECOND:   The name of the corporation is Jack Henry &  Associates,
 Inc.

           THIRD: The location of the registered office of this corporation within the State of Delaware is 30 Old Rudnick Lane, City of Dover, County of Kent, Zip Code 19901. The name of its registered agent at such address is LexisNexis Document Solutions, Inc.

           FOURTH: The nature of the business of the corporation and the purposes for which it is organized are to engage in any business and in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and to possess and employ all powers now or hereafter granted or available under the laws of the State of Delaware to such corporations.

           FIFTH: 5.1. The total number of shares which the corporation shall have authority to issue is 250,500,000 shares, which shall consist of two classes. One class, designated "common stock, " shall consist of 250,000,000 shares, each of which shall have a par value of $.01 per share.
  The other class, designated "preferred stock," shall consist of 500,000 shares, each of which shall have a par value of $1.00 per share.

              5.2. The board of directors is hereby authorized to establish, out of authorized but unissued shares of preferred stock, series of preferred stock and to fix and determine the relative rights and preferences of the shares of any series of preferred stock so established. Each of such series may have such voting powers, full or limited, or no voting power, and such dividend rights, conversion rights, rights and terms of redemption, preferences, and relative participating optional or other special rights and qualifications, relative participating options or other specific rights and qualifications, limitations or restrictions thereof, and may be comprised of such number of shares and designated in such manner as shall be stated and expressed in the resolution or resolutions providing for the issue of such series as duly adopted by the board of directors.

              5.3 The corporation shall have the right to impose restrictions on the transfer of all, or any part of, its share and may become party to agreements entered into by any of its shareholders restricting transfer or encumbrance of any of its shares, or subjecting any of its shares to repurchase or resale obligations.

           SIXTH: Except as otherwise provided herein or in the bylaws, every decision by a majority of the shares represented at the meeting and entitled to vote on the subject matter shall constitute a valid corporate act.

               6.2 The corporation reserves the right to amend or repeal any provisions contained in these articles of incorporation or any amendments thereto; provided, however, that any proposed amendment shall be approved by vote of the holders of two-thirds of the corporation's stock entitled to vote. However, in the event any amendment to these articles of incorporation or amendments thereto are recommended to the shareholders by at least two-thirds of the corporation's board of directors, then the affirmative vote of two-thirds of the shareholders of the corporation shall not be required to adopt that amendment and only the vote of a simple majority of the corporations' stock entitled to vote will be required.

               6.3. The affirmative vote of the holders of two-thirds of the corporation's stock entitled to vote shall be required to approve an acquisition of the corporation by another person or entity by merger, consolidation or otherwise and to approve a sale, lease or transfer of all or substantially all of the assets of the corporation. However, in the event any of these actions is recommended to the shareholders by at least two-thirds of the members of the board of directors then the affirmative vote of two-thirds of the shareholders of the corporation shall not be required to adopt such action and only the vote of a simple majority of the corporation's stock entitled to vote will be required.

           SEVENTH:  [omitted]

           EIGHTH:   [omitted]

           NINTH:    The number  of directors  of  the corporation  shall  be
 fixed from time to time in the manner provided in the bylaws and may be increased or decreased from time to time in the manner provided in the bylaws.

           TENTH: The board of directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation. The bylaws of the corporation may also be adopted, altered, amended or repealed by the affirmative vote of the holders of two-thirds of the corporation's stock entitled to vote.

           ELEVENTH: The corporation shall, to the fullest extent permitted by Delaware law as in effect from time to time, indemnify any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the corporation or, while serving as a director or officer of the corporation, he is or was serving at the request of the corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association or other entity. Expenses (including attorneys' fees) incurred in defending an action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding to the full extent and under the circumstances permitted by Delaware law. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against such liability under the provisions of this Section Eleventh. The indemnification provided by this Section Eleventh shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this certificate of incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, and shall inure to the benefit of their heirs, executors and administrators. The provisions of this Section Eleventh shall not be deemed to preclude the corporation from indemnifying other persons from similar or other expenses and liabilities as the board of directors or the stockholders may determine in a specific instance or by resolution of general application.

           TWELFTH: The corporation shall have authority, to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware, or by any other applicable law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction and notwithstanding the fact that his or their votes are counted for such purpose. Both common and interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

           THIRTEENTH:    Election of directors need not be by written ballot
 except and to the extent provided in the bylaws of the corporation.

           FOURTEENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said reorganization has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

           FIFTEENTH: To the fullest extent permitted by the Delaware General Corporation Law and any amendments thereto, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

           SIXTEENTH: Any action required or permitted to be taken by the stockholders of the corporation must be taken at an annual or special meeting of the stockholders and may not be taken by any consent in writing in lieu of a meeting of such stockholders.

           SEVENTEENTH: The Board of Directors of the corporation, when evaluating any offer of another party to (i) purchase or exchange any securities  or  property  for  any  outstanding  equity  securities  of  the corporation, (ii) merge or consolidate the corporation with another corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give due consideration to all relevant factors, including without limitation: (a) not only the price or other consideration being offered in relation to the then current market price of the corporation's outstanding shares of capital stock, but also the Board of Directors' estimate of the future value of the corporation as an independent going concern and the unrealized value of its property and assets; (b) the financial and managerial resources and future prospects of the other party; and (c) the possible social, legal, environmental and economic effects of the transaction on the business of the corporation and its subsidiaries and on the employees, customers and creditors of the corporation and its subsidiaries and the effects on the communities in which the corporation's offices are located. In evaluating any such offer on the basis of the foregoing factors, the directors shall be deemed to be performing their duly authorized duties and acting in good faith and in the best interests of the corporation within the meaning of Section 145 of the General Corporation Law of Delaware, as it may be amended from time to time.


      In Witness Whereof, said Jack Henry & Associates, Inc. has caused this certificate to be signed by Michael E. Henry, an Authorized Officer, this 26th day of August, A.D. 2003.

                     By:/s/ Michael E. Henry
                        --------------------
                        Michael E. Henry
                        Chairman of the Board